Exhibit 17

Supplemental Information Regarding the Asian Infrastructure Investment Bank

ASIAN INFRASTRUCTURE INVESTMENT BANK

Recent Developments

External Auditor Work Papers

In December 2021, the Public Company Accounting Oversight Board (the “PCAOB”) determined under the Holding Foreign Companies Accountable Act (the “HFCA Act”) that the PCAOB was unable to inspect or investigate completely PCAOB-registered accounting firms headquartered in China and Hong Kong, China. The Bank’s external auditor, which is based in Hong Kong, China and is registered with the PCAOB, and the Chinese affiliate of the Bank’s external auditor, which is also registered with the PCAOB, were each identified by the PCAOB as subject to these determinations. An inability of the PCAOB to conduct inspections of an external auditor would make it more difficult to evaluate the effectiveness of the audit procedures or quality control procedures of such external auditor as compared to auditors that are subject to PCAOB inspections.

On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “Statement of Protocol”) with the China Securities Regulatory Commission and the Ministry of Finance of China. According to the PCAOB, the terms of the Statement of Protocol would grant the PCAOB complete access to audit work papers and other information so that it may inspect and investigate PCAOB-registered accounting firms headquartered in China and Hong Kong, China.

On December 15, 2022, the PCAOB announced that it was able in 2022 to secure complete access to, and to inspect and investigate completely, PCAOB-registered public accounting firms headquartered in China and Hong Kong, China. The PCAOB vacated its determination of December 2021 that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in China and Hong Kong, China. Whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in China and Hong Kong, China is, however, subject to uncertainty and depends on a number of factors out of the control of the Bank, the Bank’s external auditor or the Chinese affiliate of the Bank’s external auditor. The PCAOB is continuing to demand complete access in China and Hong Kong, China moving forward and is already making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and to initiate new investigations as needed. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations as appropriate under the HFCA Act and the PCAOB’s rules. Under the PCAOB’s rules, a reassessment of a determination under the HFCA Act may result in the PCAOB reaffirming, modifying or vacating the determination.